Exhibit 99.1
United Fire Group, Inc. General Counsel Neal Scharmer Retiring; Sarah Madsen Appointed Successor
CEDAR RAPIDS, IOWA – February 10, 2022 – United Fire Group, Inc. (Nasdaq: UFCS) ("UFG"), announced today that Neal Scharmer, Vice President, General Counsel and Corporate Secretary, will retire from UFG on March 31, 2022, after more than 40 years practicing law, and having served in his current role for more than 20 years.

Mr. Scharmer joined UFG in 1995 as a Claims Attorney, and was named Vice President and General Counsel in 2001. During his 27 years at UFG, Mr. Scharmer has approached the practice of law with skill, dedication, and a sense of service.

“Neal is a thoughtful, pragmatic legal advisor, and a deeply respected colleague at UFG,” said Randy Ramlo, President and Chief Executive Officer. “His leadership and legal advice has helped guide UFG through key litigation matters, strategic acquisitions, and historic natural disasters affecting UFG and our insureds. We wish him the very best in his well-deserved retirement.”

UFG also announced today the promotion of Sarah Madsen as Chief Legal Officer, effective March 31, 2022, upon the retirement of Mr. Scharmer. Ms. Madsen will oversee UFG’s legal, regulatory, governance, compliance and vendor management matters.

Ms. Madsen is an experienced attorney and leader, having served as corporate counsel and a partner of a Twin Cities litigation firm before she joined UFG as Assistant General Counsel in 2018. As Assistant General Counsel, Ms. Madsen has leveraged the strategic capabilities of legal by expanding UFG’s staff counsel operations, establishing a vendor management office, and reducing outside legal spend without compromising exceptional service to UFG insureds. “We are very fortunate to have Sarah assuming the position of Chief Legal Officer,” stated Ramlo. “Her business-minded approach, legal expertise, and leadership are significant assets to our organization. She thrives in the presence of challenge, and will help us achieve our long-term strategic goals.”

About UFG
Founded in 1946 as United Fire & Casualty Company, UFG, through its insurance company subsidiaries, is engaged in the business of writing property and casualty insurance.
Through our subsidiaries, we are licensed as a property and casualty insurer in 50 states, plus the District of Columbia, and we are represented by approximately 1,000 independent agencies. A.M. Best Company assigns a rating of "A" (Excellent) for members of the United Fire & Casualty Group.
For more information about UFG, visit www.ufginsurance.com or contact:
Randy Patten, AVP and Interim Co-Chief Financial Officer, 319-286-2537 or IR@unitedfiregroup.com.